Exhibit 99.1


Press Release                                        Source: Speedemissions Inc.


                  Speedemissions Opens 14th Store in Houston,
                Giving It A Total of 36 Stores in Three Markets

ATLANTA, GA, November 8, 2007 /PRNewsWire/ -- Speedemissions, Inc. (OTC Bulletin
Board: SPMI - News), the leading vehicle emissions testing/safety inspections company with testing stations in Atlanta, Houston and Salt Lake City, announced that it has launched its 14th Houston area store at 9101 Westheimer Rd., thereby giving the Company a total of 36 stores in three markets.

This is the company's third new store opening in Houston in the past nine months. All of these stores have been opened using the company's cash flow from operations. Speedemissions is the largest company in Houston that specializes only in emission testing & safety inspections.

President/CEO, Rich Parlontieri, stated, "Speedemissions' customers have known us as Mr. Sticker in the Houston area since 1985, and we are thrilled to provide our customers with another convenient testing location. This new Westheimer location, which is very near the famous Houston Galleria area, is a continuation of our plan to expand our presence in the Houston market."


About Speedemissions, Inc.  http://www.speedemissions.com


Speedemissions, Inc., based in Atlanta, Georgia, plans to become the leading vehicle emissions (and safety inspection where required) test only company in the United States in areas where emissions testing is mandated by the Environmental Protection Agency (EPA). Since the emissions testing market is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle emissions testing service. The focus of the company at the present time is the Atlanta, GA. Houston, TX and Salt Lake City, UT markets.


Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions' products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.


For Further Information: Contact Suzanne Brown, Investor Relations, 770-306-7667 ext. 229.